Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LifeStance Health Group, Inc. of our report dated April 12, 2021, except for the effects of the reclassification of certain operating expense categories discussed in Note 2 (not presented herein) to the consolidated financial statements, as to which the date is May 12, 2021, relating to the financial statements of LifeStance Health, LLC (Predecessor), which appears in LifeStance Health Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 9, 2023